FOR IMMEDIATE RELEASE    SEPTEMBER 24, 2002

FOR MORE INFORMATION, JOHN ALLEN 791-7503  OR JOANN HOGAN 791-7555

         ENERGY WEST INCORPORATED (NASDAQ Symbol: EWST) announced today the
Montana Department of Revenue ("DOR") has advised the Company that based on a property tax audit of the Company for the period January 1997 through December
2001, DOR was assessing the Company for under-reporting its personal property valuation and that a two and one-half times penalty should be assessed. The
Company estimates that if the proposed assessment stands, it would owe approximately $3.9 million in property taxes and penalties.

         The Company believes it has valid defenses to the assessment of tax and penalties, and intends to vigorously oppose the DOR's position. Company officials noted that any tax savings for the years in question would have resulted in lower rates to customers. "It is our responsibility to keep rates as low as possible and to make sure that we are not overpaying taxes," Edward
Bernica, President and CEO of the company, stated. "We have no reason to understate our taxes, because all tax expenses are paid by customers."

         According to EWST officials, the valuation method used by the company has been in place for 25 years and was reviewed by a previous county assessor.
The valuation method was arrived at in conjunction with outside lawyers. The letter from DOR is preliminary, company officials said, and the department has expressed a willingness to work through an informal process to resolve any differences between the department's audit and the company's valuation method.

         The Company also believes that any tax deficiency that may be imposed on the Company would (to the extent the deficiency relates to regulated property, which is substantially all of the deficiency) be properly classified as a regulatory asset (i.e., an amount that can be recovered through increased rates to utility customers). Assuming authorization for such treatment is received from regulatory authorities, the assessment would not have a material affect on the Company. An adverse outcome in this matter (including imposition of penalties on the Company, or failure of the Company to obtain classification of any tax liability as a regulatory asset) could have a material adverse effect on the Company and its financial condition.